Exhibit 99.1

Jul 26, 2017

Nasdaq Elects New Board Member

John D. Rainey Added to the Nasdaq Board

NEW YORK, July 26, 2017 (GLOBE NEWSWIRE) — Nasdaq (Nasdaq:NDAQ) today announced the addition of John D. Rainey to the Nasdaq Board of Directors following his election by the board on July 25, 2017.

John is Executive Vice President and Chief Financial Officer of PayPal Holdings, Inc. In his role, John oversees financial stability and growth at PayPal, which includes leading PayPal’s financial operations, regional finance teams and investor relations.

Prior to his role at PayPal, John was Executive Vice President and Chief Financial Officer at United Continental Holdings, Inc.’s United Airlines. John was responsible for the company’s financial operations and corporate strategy, and helped lead the merger of Continental Airlines and United Airlines. Over his eighteen-year career at Continental and United, John held several roles with increasing responsibility and helped lead the company to its most profitable era.

John currently serves on the March of Dimes National Board of Trustees, is an inaugural member of the CNBC Global CFO Council and is a member of The Wall Street Journal CFO Council. He holds a Bachelor’s degree in Business Administration and a Master’s in Business Administration from Baylor University; he is a Certified Public Accountant.

“After conducting an extensive search to ensure that the next board member would maintain our focus on business technology, we are thrilled to have John join the board,” said Michael R. Splinter, Chairman of Nasdaq. “With John’s proven track record of financial analysis and strategic planning at innovative technology-driven companies, I am confident he will have a positive impact on Nasdaq.”

“I am very pleased to welcome John to our board and we look forward to his contributions,” said Adena Friedman, President and CEO, Nasdaq. “John’s insights will be instrumental as we move forward with our strategy and vision as a global leader in financial technology and client-centric organization.”

“I am honored to serve on the board of Nasdaq,” said John Rainey. “I look forward to working with the board and management team to help drive their strategy and vision, including championing technology and market innovation to lead capital market development.”

For additional biographical information on Nasdaq’s board members, see the Nasdaq 2017 Proxy Statement.

About Nasdaq:

Nasdaq (Nasdaq:NDAQ) is a leading global provider of trading, clearing, exchange technology, listing, information and public company services. Through its diverse portfolio of solutions, Nasdaq enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s second electronic stock market, its technology powers more than 90 marketplaces in 50 countries, and 1 in 10 of the world’s securities transactions. Nasdaq is home to approximately 3,900 total listings with a market value of approximately $12 trillion. To learn more, visit: nasdaq.com/ambition or business.nasdaq.com.

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